Exhibit 99.1

Workday to Acquire C1.ai, a Leading Agentic Identity Platform for People and Agents

With C1.ai, Workday Can Give Every Person and AI Agent the Right Access From the Day They Join to the Day They Leave — and Everywhere in Between

LAS VEGAS, Oct. 13, 2026 – Workday Rising 2026 — Workday, Inc. (NASDAQ: WDAY), the trusted agentic platform for HR, finance, and IT, today announced it has signed a definitive agreement to acquire C1.ai, a leading agentic identity platform for people and agents. C1.ai connects to the systems a business runs on—from email and CRM to code repositories, finance systems, and cloud infrastructure—giving each person and agent the right access at the right time, and removing it the moment it’s no longer needed.

Most organizations manage employee access across hundreds of applications through manual service tickets, spreadsheets, and periodic reviews as workers join, move, and leave. The rapid adoption of AI agents has accelerated this challenge: C1.ai’s research shows that 95% of large U.S. companies already run autonomous agents, yet according to Deloitte’s State of AI research, only 21% report having a mature way to govern them. Organizations need to know who and what has access, why they have it, and when to remove it. Without those controls, AI agents can become lawless, creating security and compliance risks across the business.

Every new hire, job change, and exit is a Workday event. Workday already governs the people, money, and agents at the heart of the enterprise. With C1.ai, Workday will become the identity governance layer for people, money, and agents. Every employee and agent using Workday can have the right access to the apps, data, and systems they need, from the day they join to the day they leave, and every move in between.

“Today’s companies run on a combined workforce of people and AI agents,” said Gerrit Kazmaier, president, product and technology, Workday. “With C1.ai, we’ll help secure that workforce by managing and enforcing exactly who—and what—has access to connected apps and systems, giving each person and agent the right access at the right moment to make work easier, safer, and more compliant.”

“Enterprises can’t secure the AI era using yesterday’s IT tickets,” said Alex Bovee, CEO and co-founder, C1.ai. “Workday is the operational heart of the enterprise, and by bringing C1.ai’s identity governance directly into that core, we’ll be able to manage access for every human and agent in real time—making work faster without making it less secure.”

Managing Access for Every Worker and Agent in One Place

Imagine a new hire spending their first few days filing tickets just to get access to Slack, Jira, and the finance dashboard—and then keeping that access long after changing roles. Workday and C1.ai will bring these processes together so that new hires get the right access when they start, employees gain and lose access as their roles change, and departing workers are removed promptly. This translates to less time waiting on system permissions for employees, fewer manual approvals for managers, and fewer open doors for attackers.

Complete Visibility and Control for Agents

Some agents act on behalf of an employee and should only reach part of what that person can, while others work on their own with broader access that needs close oversight. An agent that was retired last quarter shouldn’t still be able to get in, and most companies don’t yet have a way to manage access at that level of detail.

The Workday Agent System of Record already gives companies one place to see and manage their agents. C1.ai will build on that, going beyond registering agents to also governing what they can access across Workday and other enterprise systems. Once registered, an agent can receive the access it needs, when it needs it, and lose that access immediately when its work or role ends.

Transaction Details & Availability

The transaction is expected to close in the fourth quarter of Workday’s fiscal year 2027, ending January 31, 2027, subject to the satisfaction of customary closing conditions. BofA Securities is serving as financial advisor to Workday and Orrick is serving as its legal advisor. Qatalyst is serving as financial advisor to C1.ai and Ashurst Perkins Coie is serving as its legal advisor.

About Workday

Workday operates at the heart of the enterprise – HR, finance, and IT – where the margin for error is effectively zero. By tightly coupling AI with the context, guardrails, and trusted processes that run the business, Workday goes beyond AI that assists with work to agents that are capable of driving measurable outcomes. More than 11,500 organizations worldwide, including more than 65% of the Fortune 500, trust Workday to deliver. For more information about Workday, visit workday.com.

© 2026 Workday, Inc. All rights reserved. Workday and the Workday logo are trademarks of Workday, Inc. All other brand and product names are trademarks or registered trademarks of their respective holders.

About C1.ai

C1.ai is the identity platform for the AI era. Our platform connects humans and agents to enterprise systems with scoped access, enforced policies, human approval, and a record of every action. With C1.ai, the fastest path to AI adoption at scale is the governed path, giving organizations visibility and control without sacrificing security or slowing innovation.

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, statements regarding Workday’s intent to acquire C1.ai, the expected timing and closing of the acquisition, and the expected benefits and capabilities of the combined solutions. These forward-looking statements are based only on currently available information and our current beliefs, expectations, and assumptions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties, assumptions, and changes in circumstances that are difficult to predict and many of which are outside of our control. If the risks materialize, assumptions prove incorrect, or we experience unexpected changes in circumstances, actual results could differ materially from the results implied by these forward-looking statements, and therefore you should not rely on any forward-looking statements. Risks include, but are not limited to, the satisfaction of closing conditions, regulatory approvals, our ability to successfully integrate C1.ai’s operations and technology, and other risks described in our filings with the Securities and Exchange Commission (“SEC”), including our most recent report on Form 10-Q or Form 10-K and other reports that we have filed and will file with the SEC from time to time, which could cause actual results to vary from expectations. Workday assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release, except as required by law.

Any unreleased services, features, or functions referenced in this document, our website, or other press releases or public statements that are not currently available are subject to change at Workday’s discretion and may not be delivered as planned or at all. Customers who purchase Workday services should make their purchase decisions based upon services, features, and functions that are currently available.

Media Contact: Media Inquiries media@workday.com